Exhibit 10.10

March 28, 2020

Bansi Nagji

bansi.nagji@gmail.com

Re: GoodRx, Inc. Offer of Employment

Dear Bansi:

On behalf of GoodRx, Inc., a Delaware corporation (the “Company”), we are pleased to offer you full-time employment in the position of President, Healthcare subject to the following terms and conditions.

Start Date and Location

Your employment start date will be as agreed upon between you and the Company and shall in any event be on or before June 16, 2020 (the “Start Date”). Your initial employment location will be in our office located in San Francisco, California.

The Company may, between the twelve (12) month anniversary and eighteen (18) month anniversary of your Start Date, require via written notice to you that you permanently relocate to the Santa Monica, California area to work out of the Company’s Santa Monica, California office. In the event that you relocate to the Santa Monica, California office within three (3) months following such written notice, the Company will reimburse you, on a tax grossed-up basis, for relocation costs actually incurred by you, which may include brokerage fees, closing costs, moving costs and loss differential based on the difference between the original purchase price of the home you sell and the applicable sale price. Only reasonable expenses which are supported by valid documentation provided to the Company within sixty (60) days of your relocation date are eligible for reimbursement; provided, however, that the aggregate amount of the expenses and related tax gross-up shall not exceed $500,000. Expenses will be subject to any applicable tax withholding. For the avoidance of doubt, the Company will not reimburse you for relocation expenses if you decide to relocate without a written request from the Company or if you relocate outside of the time period set forth above. You agree that in the event your employment with the Company terminates either (a) by you without Good Reason, or (b) by the Company for Cause, during the first year following your relocation, 100% of the relocation reimbursement provided to you will be immediately repayable to the Company.

Base Salary; Bonus

As a full-time exempt employee, you will initially earn a base salary (“Base Salary”) at an annualized rate of $500,000. Your Base Salary shall be paid in accordance with the Company's regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Your Base Salary will be subject to review annually as part of the Company's normal salary review process, and any salary adjustment will be made solely in the Company's discretion based on individual and Company performance, provided that your Base Salary shall not be reduced except pursuant to a pay reduction that is similarly applicable to all other executive employees.

You will be eligible each year for an incentive bonus (the “Incentive Bonus”) with a value equal to your annual Base Salary, prorated for your first year of employment based on your Start Date, and payable if the Company meets any Company performance targets (and you meet applicable individual performance targets, if any) as set

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forth in the bonus program applicable to similarly- situated executive employees (“Executive Bonus Plan”). If the Company falls short of or exceeds said targets, you shall be eligible to receive a bonus proportionately below or above your annual Base Salary, subject to agreed thresholds. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Company's Board of Directors (the “Board”) approval of the amount of the Incentive Bonus, but shall be paid no later than March 15 of the calendar year following the year in which the bonus is earned, subject to your continued employment by the Company through the end of the calendar year covered by the Incentive Bonus.

Benefits

You shall be eligible to participate in all the employee benefits and benefit plans that the Company generally makes available to its executive employees, subject to the terms and conditions of such benefits and benefit plans. Detailed information about the benefits presently available will be provided to you upon your employment. You will be eligible for vacation pursuant to the Company's Flexible Vacation policy. You will also receive separate paid sick leave in accordance with the Company's sick leave policy.

Equity

The Company’s Board of Directors (the “Board”) has approved that you will be granted, within thirty (30) days following your Start Date, a non-statutory option (the “Option”) to purchase 1,500,000 shares of common stock of GoodRx Holdings, Inc. (the “Common Stock”) under the Fourth Amended and Restated 2015 Equity Incentive Plan of GoodRx Holdings, Inc. (the “Option Plan”). The Option will vest as follows, in all cases subject to your continuous employment with the Company:

•

As to 700,000 of the shares underlying the Option (“Tranche 1”), the vesting schedule shall be over a four-year period beginning as of your Start Date, with the shares vesting at the rate of 1/48th of the total shares per month over the next forty-eight months following your Start Date (the “Time-Vesting Schedule”).

•

As to 200,000 of the shares underlying the Option (“Tranche 2”), the shares shall vest in accordance with the Time-Vesting Schedule described above, but if the Performance Condition (as defined below) has not yet been satisfied on any applicable vesting date, then the shares shall vest on the date the Performance Condition is achieved.

•	As to 400,000 of the shares underlying the Option (“Tranche 3”), the shares shall vest:
(i)

as to 50% of the shares underlying Tranche 3 on January 1, 2022 and (ii) as to 50% of the shares underlying Tranche 3 on the later of January 1, 2022 and the date of the achievement of the Performance Condition, except that for purposes of Tranche 3, the applicable threshold shall be $17.82 per share rather than $23.76 per share.

•

As to 200,000 of the shares underlying the Option (“Tranche 4”), the shares shall vest in accordance with the Time-Vesting Schedule described above, but if the Performance Condition has not yet been satisfied as of any applicable vesting date, then the shares shall vest on the date the Performance Condition is achieved, except that for purposes of Tranche 4, the applicable threshold shall be $29.70 per share rather than $23.76 per share.

The “Performance Condition” is the occurrence of any of the following: (i) the closing of an initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, that has an initial offering price per share equal to or greater than $23.76; (ii) following an initial public offering of the Common Stock, the achievement of an average market closing price per share of the Common Stock, during any 20- consecutive trading days, equal to or greater than $23.76 per share; or (iii) the occurrence of (x) a Sale of the Company (as defined in the Option Plan) or (y) a transaction or series of transactions (other

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than a registered public offering of shares of Common Stock) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than GoodRx Holdings, Inc. (“Holdings”), any of its subsidiaries, an employee benefit plan maintained by Holdings or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Holdings) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Holdings possessing more than 50% of Holdings’ securities outstanding immediately after such acquisition, if, in either of (x) or (y), the Common Stock per share consideration received is equal to or greater than $23.76 per share.

The exercise price of the Option will be at least the fair market value of the Common Stock of GoodRx Holdings, Inc. per share on the date of grant by the Board, as determined by the Board and based on the most recent independent, third-party valuation of the Common Stock’s in a manner that complies with the requirements of Section 409A (as defined below).

The number of shares of Common Stock subject to the Option, and the applicable per share Performance Condition prices, shall be subject to equitable adjustments to take into account a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock or the share price of Common Stock and causes a change in the per share value of the Common Stock underlying the Option.

The Option will be evidenced by the standard Stock Option Agreement of GoodRx Holdings, Inc., and will be subject to the terms and conditions of the Option Plan. Capitalization terms used above that are not defined are defined in the Option Plan. For the avoidance of doubt, the Stock Option Agreement shall conform to the terms of this letter agreement.

Involuntary Termination

If your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below) (either case, an “Involuntary Termination”), the Company shall pay you an amount equal to twelve (12) months of your Base Salary (the “Salary Severance”). The Salary Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll procedures during the twelve (12)-month period following your termination date. In the event any Incentive Bonus earned as set forth above but not yet paid as of the date of your termination of employment, it will be paid in a single lump sum within thirty (30) days following your termination date.

In addition, in the event of an Involuntary Termination within twenty-four (24) months after a Sale of the Company, then any time-vesting conditions that apply to the shares underlying the Option will be waived such that (i) any portion of the shares underlying the Option that vests solely based on time will vest in full as of the Involuntary Termination, and (ii) if the Performance Condition applicable to Tranche 2, Tranche 3 and Tranche 4 has not been satisfied on or prior to such Involuntary Termination, then the portion of each such Tranche that is eligible to vest on the achievement of the applicable Performance Condition will remain outstanding and will vest if and only if the applicable Performance Condition is achieved within 12 months following the Involuntary Termination. Notwithstanding the foregoing, in no event will any portion of the Option remain outstanding beyond the maximum expiration date of the Option.

The cash severance and treatment of your Option will be subject to and conditioned upon your timely execution and non-revocation of a general release of claims substantially in the form attached hereto as Exhibit A, and all amounts that would be payable in connection with an Involuntary Termination that become due prior to the date the general release of claims is executed, shall be paid in a lump-sum promptly following the date that such release is executed, and thereafter amounts shall be paid on the schedule otherwise set forth herein.

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As used herein, “Good Reason” shall mean that one or more of the following has occurred without your prior written consent:

(i)a material diminution in your responsibilities, duties or authority (provided, however, that your continuing as the President, Healthcare of GoodRx or an equivalent role on a divisional or business unit basis following an acquisition of the Company shall not be treated as a material diminution in responsibilities, duties, or authority, so long as you continue to report to the chief executive officer, co-chief executive officer or equivalent leader of the GoodRx division or business unit of the acquiror from and after such acquisition);

(ii)the Company requiring you permanently relocate more than fifty (50) miles from our San Francisco, California office or, in the event you relocate to our Santa Monica, California office, more than fifty (50) miles from our Santa Monica, California office, provided, however, that in no event will trips to the Company’s Santa Monica, California office (prior to a move to Santa Monica, California) or other place be deemed a permanent relocation and, provided further, in no event will (x) the Company’s request that you relocate that is made after the twelve (12) month anniversary of your Start Date and prior to the eighteen (18) month anniversary of your Start Date, or (y) your decision to relocate at any time without Company’s written request, be considered Good Reason; or

(iii)any reduction in your Base Salary other than a reduction that also is applied to similarly all other executives of the Company; provided that, in any such case, you must provide written notice to the Company of the event giving rise to such claim of Good Reason within thirty (30) days after you learn of the occurrence of such event in writing from the Company, and such Good Reason event remains uncured thirty (30) days after you have provided such written notice; provided further that any termination of your employment for “Good Reason” occurs no later than fifteen (15) days following the expiration of such cure period.

As used herein, “Cause” shall mean that one or more of the following has occurred:

(i)you have (x) been convicted of, pled guilty or no contest to, or entered into a plea agreement on charges constituting, any felony (under the laws of the United States, any relevant state, or the equivalent of a felony in any international jurisdiction in which the Company does business) or (y) been convicted of, or pled guilty or no contest to, any misdemeanor crime involving dishonesty or moral turpitude;

(ii)you have engaged in any willful misconduct (including any willful violation of federal securities laws), gross neglect of your job duties, willful act of dishonesty, violence or threat of violence in the workplace, in each case, that either has materially injured or is reasonably expected to substantially injure the Company or its affiliates;

(iii)you have willfully breached the written laws of any governmental or regulatory body applicable to the Company or its subsidiaries in each case, that either has materially injured or is reasonably be expected to substantially injure the Company or its affiliates;

(iv)you have willfully failed to comply with lawful material directives of the co-CEO or the Board regarding your employment with the Company; or

(v)you have materially breached this agreement or any other material agreement with the Company to which you and the Company are parties, in each case, that either has substantially injured or is reasonably expected to substantially injure the Company or its affiliates; provided that, with respect to clauses (ii), (iii), (iv), and (v) of the “Cause” definition set forth above, and if the event giving rise to the claim of Cause is curable, the Company provides written notice to you of the details of the event, that you

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are provided a reasonable opportunity to cure such Cause, and such Cause event remains uncured thirty (30) days after the Company has provided such written notice; provided further that any termination by the Company of your employment for “Cause” with respect to (ii), (iii), (iv), and (v) of the “Cause” definition set forth above shall occur no later than sixty (60) days following the expiration of such cure period.

Name & Likeness Rights

You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness, voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

No Expectation of Privacy

You recognize and agree that you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

“At Will” Employment

Employment with the Company is “at-will.” This means that, subject to the “Involuntary Termination” provisions of this letter agreement, (a) your employment with the Company is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause, and (b) your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. The “at-will” nature of your employment may only be changed by way of written agreement expressly altering the at-will employment relationship and signed by you and by the Company’s Co-CEO.

Reporting and Loyalty

You will initially report to the Company's co-CEO Trevor Bezdek. Your report may be changed from time to time by the Company, provided that Company shall not, without your prior written permission, change this reporting structure, other than to provide you will report to another co- CEO of the Company or the Board.

You agree to the best of your ability and experience that you will loyally and conscientiously perform all of the duties and obligations required of you. During your employment, you will devote substantially all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not provide general services in the healthcare or any related industry, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, provided that you may serve as a board member Change Healthcare Inc. You also agree that you will not engage in any outside activity or industry event as an expert, speaker, contributor, consultant, advisor, or panelist that would create an actual or potential conflict with your duties for the Company or may result in you divulging the Company's nonpublic or confidential information. If you would like to participate in any such external activity, you will get prior written consent from the Company and ensure the proposed activity does not present an actual or potential conflict and will not involve disclosure of the Company's confidential information. During your employment and thereafter you may not use or disclose the Company's confidential information except as required to perform your duties. As set forth below, your

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employment is contingent upon your compliance with the terms of the Company's Proprietary Information and Invention Assignment Agreement during and after your employment. Nothing in this letter will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation (other than the Company) whose stock is listed on a national stock exchange.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee or officer; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Attorney’s Fees

The Company agrees that it shall reimburse you for any reasonable, out-of-pocket costs and attorneys’ fees actually incurred in connection with the review and negotiation of this letter, up to $20,000. Only expenses which are supported by valid billing statements provided to the Company within sixty (60) days of your Start Date are eligible for reimbursement.

Confidentiality

The Company and you agree that, except as may be required by applicable law or legal process, in connection with an initial public offering of shares by the Company or Company’s affiliate or in connection with Company’s meetings with any potential investor or acquirers, the Company shall not, prior to April 17, 2020 or as otherwise agreed upon by you and the Company in writing (including electronic transmission), publicly disclose to third parties (except for Company’s attorneys, advisors and investors) the existence of this letter or your potential employment by the Company.

280G Implications

In the event that it shall be determined that any payment or benefit received by the Executive or paid on the Executive’s behalf (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Payment”)) would be subject to any excise tax imposed by Section 4999 of the Code (as defined below) (such tax, an “Excise Tax”), and if the Payments are eligible for the shareholder approval exemption under Section 280G(b)(5)(B) of the Code, then the Executive shall execute such releases or other documents necessary to seek to obtain the requisite shareholder approval in a manner satisfying Section 280G(b)(5)(B) of the Code, and the Company shall use commercially reasonable efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code.

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If the Payments are not eligible for stockholder approval as provided in the preceding paragraph, the Payments shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (if applicable), and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments provided for in this Agreement, notwithstanding that all or some portion of such Payments may be subject to Excise Tax. Any determination required under this paragraph shall be made reasonably and in writing by the Company’s independent accountants (the “Accountants”) at the Company’s sole expense but in consultation with you and, if desired, your advisors, which determination shall be conclusive and binding upon you. The Accountants may make reasonable assumptions and approximations concerning the application of Section 280G and 4999 of the Code. The Executive and the Company shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

Tax Matters

All payments to you under this letter agreement will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from mounts payable under this letter agreement.

No amount that is non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that is payable upon your termination of employment shall be paid pursuant to this letter agreement unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Any payments subject to Section 409A that are subject to the execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the six-month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this letter agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period, and all remaining amounts shall be paid on the schedule otherwise set forth in this letter agreement.

To the extent that any payments or reimbursements provided to you under this letter agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on or before your third day of employment.
•	Satisfactory outcome of pre-employment reference check.
•	Satisfactory outcome of post-offer background check.
•	Your signed agreement to, and ongoing compliance with, the terms of the Company’s Proprietary Information and Invention Assignment Agreement.
•	Your execution and return of the enclosed copy of this letter agreement to Trevor Bezdek, Co-CEO, no later than 5:00 pm pacific time on March 31, 2020, after which time this offer will expire.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter agreement and the written agreements referenced in this letter agreement shall constitute the complete agreement between you and the Company with respect to the subject matter hereof. This letter agreement shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter agreement or contrary to those contained in this letter agreement that may have been made to you are expressly cancelled and superseded by this offer. California law shall govern this agreement. If any provision of this letter agreement is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

Sincerely,

GOODRX, INC.

By	/s/ Trevor Bezdek
Trevor Bezdek, Co-CEO

I accept the above offer, and will begin employment on the date set forth below:

Dated:	March 29, 2020	/s/ Bansi Nagji
Signature

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Exhibit A

Form of Release

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is entered into on [        ], between GoodRx, Inc. (the “Company”), and [       ] (“Employee”). Each of the Company and the Employee shall be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Employee has served as [        ] of the Company pursuant to that certain offer letter dated [         ], between Employee and the Company (the “Employment Agreement”); and

WHEREAS, the Parties have determined that it is in their mutual best interests for Employee’s service as [         ] to terminate on the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Parties as follows:

1.Separation. Employee’s employment with the Company shall terminate effective as of [          ] (the “Separation Date”).

2.Accrued Rights. On the Separation Date, Employee shall receive a payment of a payment of $             representing Employee’s Base Salary earned through the Separation Date but not theretofore paid, any accrued and unused PTO (if applicable), reimbursement for any unreimbursed business expenses incurred through the date of termination; and any amount arising from Employee’s participation in, or benefits under, any employee welfare benefit and retirement plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”). By signing below, you acknowledge that the Company does not owe you any other amounts other than as set forth in Section 2 and Section 3(a)(i) of this Agreement.

3.Separation Payments.

a.The Company shall provide Employee with, as consideration for Employee’s execution, performance, and non-revocation of this Agreement, and contingent upon Employee’s continued compliance with Section 4,1

i.severance in the amount of $       pursuant to the Employee’s Employment Agreement, subject to regular tax withholdings.

ii.treatment of Employee’s options as set forth in the Employment Agreement.

b.Except as set forth herein, Employee shall have no further rights to any compensation or any other benefits under the Employment Agreement from and after the Separation Date.

1 This Section 3(a) will be updated as needed to reflect payments and treatment of options as specified in the Employment Agreement or any other applicable agreement between Employee and the Company or any of its affiliates.

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4.Employee’s Covenants and Representations.

a.Employee’s Release of Claims.

i.Except as otherwise set forth in this Agreement, in consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, family members, executors, agents, and assigns, does hereby release, absolve and discharge the Company and each of the Company’s predecessors, parents, subsidiaries, Affiliates (as defined below), associates, stockholders, owners, divisions, related companies, past and present, and each of them, as well as each of their respective partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Company Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, bonus payments, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders, and liabilities of whatever kind or nature under local, state, federal or foreign law, equity or otherwise, whether known or unknown to Employee (collectively, the “Employee Claims”), that Employee now has, possesses, owns or holds or has at any time had, possessed, owned or held as against Company Releasees, or any of them, that arise from the employment relationship and/or termination of the employment relationship by and between Employee and Company, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Employee Claims known or unknown, suspected or unsuspected (1) arising out of Employee’s employment and/or other service with the Company or cessation of Employee’s employment and/or other service with the Company or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company Releasees, in their applicable Company capacity or capacities, with respect to the Company, committed or omitted on or before the date this Agreement is executed by Employee. Also, without limiting the generality of the foregoing, Employee specifically releases Company Releasees from any claim for attorneys’ fees related to the released Employee Claims. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI- DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, AND ALL STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee acknowledges and agrees that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, serious health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s serious health condition. For purposes of this Agreement, “Affiliate” shall mean with respect to any Person (defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person and also, in the case of the Company only, any Person in which the Company, as the case may be, has a 35% or more direct or indirect equity interest. For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

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ii.The release provided for under Section 4(a)(i) does not apply to any Employee Claim that, as a matter of law cannot be released, including but not limited to unemployment insurance benefits, and workers’ compensation claims. The release provided for under Section 4(a)(i) also does not preclude Employee from filing suit to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. This Agreement does not include a release of any claims or rights under this Agreement, and as such, nothing herein shall preclude Employee from seeking to enforce the terms of this Agreement where necessary, or any claims or rights that may arise after the date Employee executes this Agreement. Notwithstanding the foregoing, Employee is not waiving Employee’s rights to (a) the payments set forth herein, (b) to indemnification, exculpation, advancement, and/or D&O liability insurance, as an officer and director of the Company, to the extent applicable under any applicable plan or policy, or applicable provisions of the Company’s certificate of incorporation or bylaws, Delaware law, and/or (c) any life insurance policy, annuity, contract, option plan or option agreement, or retirement plan, program or account or arrangement with the Company or any of its Affiliates. Additionally, in accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, Employee is not releasing any claims that Employee has or might have that are unrelated to Employee’s employment with Company and/or the termination of such employment.

iii.Except with respect to any claim or right set forth in Section 4(a)(ii) hereof or as described below and which is not released, Employee agrees and covenants not to file any suit, charge, or complaint against any Company Releasee in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment and/or other service with the Company or the cessation of Employee’s employment and/or other service with the Company. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Employee’s employment and/or other service with, or separation from, the Company. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (“Commission”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Employee is waiving any claim Employee may have to receive monetary damages in connection with any Commission or other agency proceeding concerning matters covered by this Agreement.

iv.Employee understands that Section 4(a) of this Agreement releases both known and unknown claims. In furtherance of the releases set forth in this Agreement, Employee waives to the extent waivable by law, any right Employee may have under Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee also agrees to waive to the extent waivable any rights that Employee may have under the laws of any other applicable jurisdiction that are comparable or similar to the provisions of California Civil Code, Section 1542.

b.Covenants.

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i. Continued Compliance with Proprietary Information and   Invention Assignment Agreement. On the terms and subject to the conditions, limitations and remedies set forth therein, and for the time periods set forth therein, and without any modification thereof hereby, Employee acknowledges that he/she is party to a Proprietary Information and Invention Assignment Agreement executed by Employee (the “PIIA”). Nothing in this Agreement shall limit, abridge, amend or otherwise modify the terms of the PIIA and it shall remain in full force and effect in accordance with its terms.

c.Return of Property. Employee has delivered to the Company or will deliver to the Company promptly following the date hereof, any Company property in his/her possession or control existing in tangible form and has deleted or erased any Company property in his/her possession or control existing in electronic form, including, but not limited to, Confidential Information (as defined in the PIIA), records, client or prospective client information, employee information, vendor or supplier information, contractor information, financial data or material of any kind, sales material, technical data, credit cards, badges or entry cards, keys, key fobs, laptop computers, handheld or mobile devices, software, disks, blackberry mobile device, cell phone and any other equipment belonging to the Company. Employee irrevocably permits the Company to inspect any equipment or materials provided by the Company to Employee on or before Employee’s Separation Date.

5.Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Employee with respect to payments made to Employee in connection with the terms of this Agreement.

6.Non-Disparagement. You agree that you will not disparage Company Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

7.No Admission of Liability or Wrongdoing. This Agreement should in no way be construed as an admission of liability or wrongdoing by the Company, or any of the other Company Releasees, or the Employee.

8.Choice of Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

9.Notices. All notices or communications hereunder shall be in writing, addressed as follows: (i) to the Company at its principal place of business, and (ii) to Employee at the address most recently provided to the Company and located in the Company's books and records. All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by e-mail or facsimile transmission, upon proof by sender that such transmission has been received by the recipient, (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed, or (iv) if sent by overnight mail, on the day after the day on which such notice is mailed. Each Party shall promptly notify the other of any change in its notification address, and until such notice is received, each Party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other Party.

10.Entire Agreement. This Agreement, along with the PIIA, and to the extent applicable, the Employment Agreement and any other agreements directly or indirectly referenced herein (e.g., agreements relating to Options), sets forth the entire agreement between the Company and Employee and expressly supersedes any and all prior agreements or understandings between the Company and Employee pertaining to any of the subjects addressed herein. If Employee is subject to any agreement outside of this Agreement and the PIIA pursuant to which Employee has ongoing obligations for the benefit of the Company, such agreement with respect to the Employee’s obligations shall remain in full force and effect and will be governed by the terms of that

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agreement. If any provision of any agreement between the Company and Employee conflicts with any provision of this Agreement, the provision that the Company deems more protective of itself shall govern.

11.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by an authorized representative of the Company.

13.Counterparts. This Agreement may be executed in two or more counterparts each of which shall be legally binding and enforceable.

14.Revocation Rights. Employee understands that Employee has been advised to review this Agreement with counsel of Employee’s choice, and that Employee has twenty-one (21) days within which to consider this Agreement before signing it, although Employee is not required to wait twenty-one (21) days before signing this Agreement. Employee further understands that Employee has seven (7) days after signing this Agreement within which to revoke it. This Agreement shall be effective on the eighth (8th) day following Employee’s signature, assuming Employee elects not to revoke the Agreement. In the event Employee elects to revoke this Agreement, Employee must do so by sending written notice of revocation to the General Counsel at the Company’s headquarters.

15.Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Employee pursuant to this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that is not exempt from Section 409A of the Code as a short-term deferral or otherwise, then if Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the Separation Date, such payments or benefits shall be delayed until the earlier of the date of the Employee’s death or the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of additional taxes and other penalties under Section 409A of the Code (the “Payments Delay Period”). It is intended that each installment of the payments and benefits under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

16.Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the Parties.

17.PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. EMPLOYEE HAS READ THIS RELEASE, UNDERSTANDS AND KNOWINGLY AND VOLUNTARILY ACCEPTS EACH OF ITS TERMS, AND AGREES TO BE FULLY BOUND HEREUNDER.

[signature page follows]

Doc ID: 48bdde3192342bfc79421af6f3af317209dca461

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Employee has hereunto set Employee’s hand, as of the day and year first above written, to be effective as of the Effective Date.

EMPLOYEE:	GoodRx:

By:	By:
Its:

Doc ID: 48bdde3192342bfc79421af6f3af317209dca461

TITLE	Bansi Nagji Offer Letter

FILE NAME	Nagji - GoodRx Of...020 BN signed.pdf

DOCUMENT ID	48bdde3192342bfc79421af6f3af317209dca461 MM / DD / YYYY

AUDIT TRAIL DATE FORMAT	Completed

STATUS

03 / 29 / 2020	Sent for signature to Trevor Bezdek (trevor@goodrx.com) from gracye@goodrx.com
20:05:11 UTC
IP: 172.91.100.189

03 / 29 / 2020	Viewed by Trevor Bezdek (trevor@goodrx.com)
20:09:08 UTC
IP: 47.155.17.143

03 / 29 / 2020	Signed by Trevor Bezdek (trevor@goodrx.com)
20:09:18 UTC
IP: 47.155.17.143

03 / 29 / 2020	The document has been completed.
20:09:18 UTC